ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated October 4, 2012

Media Release: October 4, 2012

UBS DECLARES COUPON PAYMENTS ON NINE ETRACS EXCHANGE TRADED NOTES

- MLPI: linked to the Alerian MLP Infrastructure Index

- MLPL: linked to the Alerian MLP Infrastructure Index

- MLPG: linked to the Alerian Natural Gas MLP Index

- MLPW: linked to the Wells Fargo Master Limited Partnership Index

- BDCS: linked to the Wells Fargo Business Development Company Index

- BDCL: linked to the Wells Fargo Business Development Company Index

- RWXL: linked to the Dow Jones Global ex-U.S. Select Real Estate Securities Index

- DVYL: linked to the Dow Jones U.S. Select Dividend Index

- SDYL: linked to the S&P High Yield Dividend Aristocrats Index

New York, October 4, 2012 – UBS Investment Bank today announced coupon payments for nine ETRACS exchange traded notes (the “ETNs”), all traded on the NYSE Arca and listed with the relevant coupon information in the table below:

NYSE Ticker	ETN Name	Valuation Date	Ex- Date	Record Date	Payment Date	Coupon Amount	Payment Schedule	Current Yield (annualized)*

MLPI	ETRACS Alerian MLP Infrastructure ETN	10/1/12	10/10/12	10/12/12	10/22/12	$0.4279	Quarterly	4.98%

MLPL	ETRACS 2x Monthly Leveraged Long Alerian MLP Infrastructure ETN	10/1/12	10/10/12	10/12/12	10/22/12	$1.0822	Quarterly	10.04%

MLPG	ETRACS Alerian Natural Gas MLP Index ETN	10/1/12	10/10/12	10/12/12	10/22/12	$0.4287	Quarterly	5.56%
MLPW	ETRACS Wells Fargo MLP ETN	10/1/12	10/10/12	10/12/12	10/22/12	$0.3635	Quarterly	4.96%

BDCS	ETRACS Wells Fargo Business Development Company ETN	10/1/12	10/10/12	10/12/12	10/22/12	$0.4429	Quarterly	7.08%
BDCL	ETRACS 2x Leveraged Long Wells Fargo Business Development Company ETN	10/1/12	10/10/12	10/12/12	10/22/12	$0.9169	Quarterly	14.13%

RWXL	ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN	10/1/12	10/10/12	10/12/12	10/22/12	$0.1000	Monthly	4.29%
DVYL	ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN	10/1/12	10/10/12	10/12/12	10/22/12	$0.1900	Monthly	8.13%

SDYL	Monthly Pay 2xLeveraged S&P Dividend ETN	10/1/12	10/10/12	10/12/12	10/22/12	$0.1381	Monthly	5.76%

* “Current Yield”, for each ETN, equals the current Coupon Amount annualized and divided by the closing price of the ETN on its current Coupon Valuation Date, or, if the closing price is not available on that date, then the previous available closing price, and rounded to two decimal places for ease of analysis. The Current Yield is not indicative of future coupon payments, if any, on the ETNs. You are not guaranteed any coupon or distribution amount under the ETNs.

About ETRACS

For further information about ETRACS ETNs, go to http://www.etracs.com.

Exchange Traded Access Securities ETNs (“ETRACS ETNs”), are exchange-traded notes, an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETRACS ETNs may offer:

•	Access to asset classes with historically low correlations to more traditional asset classes
•	Convenience of an exchange-traded security
•	Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS AG. Investors are not guaranteed any coupon or distribution amount under the ETNs. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement, or product supplement and pricing supplement, as applicable, for the ETRACS ETN.

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, or product supplement and pricing supplement, as applicable, for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement or product supplement and pricing supplement, as applicable, by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC.

Alerian MLP Index, Alerian MLP Total Return Index, Alerian MLP Infrastructure Index, Alerian MLP Infrastructure Total Return Index, Alerian Natural Gas MLP Index, Alerian Natural Gas MLP Total Return Index, AMZ, AMZX, AMZI, and ANGI are trademarks of Alerian and their use is granted under a license from Alerian. Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, Wells Fargo Business Development Company Index and Wells Fargo® Master Limited Partnership Index are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. The ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index and ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index are not issued, guaranteed, sponsored, or advised by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market and no guarantee of performance of the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index or ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. Wells Fargo & Company does not guarantee that the Index referenced by the

ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index or ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index, ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the issuance, listing, registration, distribution, administration, trading or redemption or settlement by the issuer or otherwise of the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index or ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. WELLS FARGO DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG AND THE ETRACS WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX, ETRACS WELLS FARGO MLP INDEX, OR ETRACS 2XLEVERAGED LONG WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INDEX OR OF THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX AND THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WELLS FARGO HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Neither the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN nor the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN are sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates. Dow Jones, CME and their respective affiliates make no representation or warranty, express or implied, to the owners of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN, the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN or any member of the public regarding the advisability of trading in the Product(s). Dow Jones’, CME’s and their respective affiliates’ only relationship to the Licensee is the licensing of certain trademarks and trade names of Dow Jones, the Dow Jones Global ex-U.S. Select Real Estate Securities Index, and the Dow Jones U.S. Select Dividend Index which are determined, composed and calculated by CME without regard to UBS AG, the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN. Dow Jones and CME have no obligation to take the needs of UBS AG or the owners of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN into consideration in determining, composing or calculating “Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM” or the “Dow Jones U.S. Select Dividend IndexSM”. Dow Jones, CME and their respective affiliates are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN to be sold or in the determination or calculation of the equation by which the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN are to be converted into cash. Dow Jones, CME and their respective affiliates have no obligation or liability in connection with the administration, marketing or trading of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN currently being issued by UBS AG, but which may be similar to and competitive with the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM or the Dow Jones U.S. Select Dividend IndexSM. It is possible that this trading activity will affect the value of the Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM , the Dow Jones U.S. Select Dividend IndexSM, the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN, or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES GLOBAL EX-U.S. SELECT REAL ESTATE SECURITIES INDEXSM, THE DOW JONES U.S. SELECT DIVIDEND INDEXSM OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE ETRACS MONTHLY PAY 2XLEVERAGED DOW JONES INTERNATIONAL REAL ESTATE ETN, THE ETRACS MONTHLY PAY 2XLEVERAGED DOW JONES SELECT DIVIDEND INDEX ETN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES GLOBAL EX-U.S. SELECT REAL ESTATE SECURITIES INDEX THE DOW JONES U.S. SELECT DIVIDEND INDEXSM OR ANY DATA INCLUDED THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES GLOBAL EX-U.S. SELECT REAL ESTATE SECURITIES INDEXSM, THE DOW JONES U.S. SELECT DIVIDEND INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME AND UBS AG, OTHER THAN THE LICENSORS OF CME.

Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and UBS AG have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the S&P High Yield Dividend Aristocrats® Index, in connection with securities, including the ETNs. The S&P High Yield Dividend Aristocrats® Index is owned and published by S&P. The ETNs are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P High Yield Dividend Aristocrats® Index to track general stock market performance. S&P’s and its third party licensor’s only relationship to UBS AG is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the S&P High Yield Dividend Aristocrats® Index which is determined, composed and calculated by S&P or its third party licensors without regard to UBS AG or the ETNs. S&P and its third party licensors have no obligation to take the needs of UBS AG or the owners of the ETNs into consideration in determining, composing or calculating the S&P High Yield Dividend Aristocrats® Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the ETNs. NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P HIGH YIELD DIVIDEND ARISTOCRATS® INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P HIGH YIELD DIVIDEND ARISTOCRATS® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR

THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2012. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. The “Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM” and the “Dow Jones U.S. Select Dividend IndexSM” are products of Dow Jones Indexes and marketing names and licensed trademarks of CME Indexes, and have been licensed for use. “Dow Jones®”, “Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM”, “Dow Jones U.S. Select Dividend IndexSM” and “Dow Jones Indexes” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and have been licensed for use for certain purposes by UBS AG. “S&P®”, “Standard & Poor’s®”, “S&P 500®”, “S&P 500® Dividend Aristocrats®” and “Dividend Aristocrats®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by UBS. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities. Other marks may be trademarks of their respective owners. All rights reserved.

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